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                                                                   EXHIBIT 3.1
                        CERTIFICATE OF INCORPORATION

                                     OF

                        AMERICAN FINANCE GROUP, INC.


         1. The name of this corporation is American Finance Group, Inc. (hereinafter the "Corporation").

         2. Its registered office and place of business in the State of Delaware is to be located at 1209 Orange Street, City of Wilmington, County of New Castle. The Registered Agent in charge thereof is The Corporation Trust Company.

         3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         4. The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000) shares, of which one thousand (1,000) shares, par value $.01 per share, shall be of a class designated "Common Stock".

         5. The name and mailing address of the Sole Incorporator is as follows:

                  Carolyn Kuehn     One Market, Steuart Street Tower, Suite 900
                                    San Francisco, California 94105-1301

         5A. The name and mailing address of each person who is to serve as a director until the first annual meeting of the members or until a successor is elected and qualified, are as follows:

                  Gary Engle        Exchange Place
                                    Boston, Massachusetts  02109

                  Robert N. Tidball One Market, Steuart Street Tower, Suite 900
                                    San Francisco, California 94105-1301

                  Stephen Peary     One Market, Steuart Street Tower, Suite 900
                                    San Francisco, California 94105-1301

                  Allen V. Hirsch   One Market, Steuart Street Tower, Suite 900
                                    San Francisco, California 94105-1301
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         6.       The corporation shall have perpetual existence.

         7. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

                  To make, alter or repeal the by-laws of the corporation.

         8. Election of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

                  Meetings of members may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision of law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the corporation.

         I, THE UNDERSIGNED, being the Sole Incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this ___ day of January, 1995.



---------------------------------
Carolyn Kuehn
Sole Incorporator